Exhibit T3A-6

Certificate Of Incorporation

I, RANDY MARK SARJU Acting Deputy Registrar of Companies of the Cayman Islands
DO HEREBY CERTIFY, pursuant to the Companies Law CAP.22, that all requirements of the said
Law in respect of registration were complied with by

STAR INTERNATIONAL DRILLING LIMITED

a Non Resident Company incorporated in the Cayman Islands with Limited Liability with effect from the 3rd day of November One Thousand Nine Hundred Ninety-Four

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 3rd day of November
One Thousand Nine Hundred Ninety-Four

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. RANDY MARK SARJU)

Date: 01st day of July, 2011	Acting Deputy Registrar of Companies, Cayman Islands

By:
Name: V. Daphene Whitelocke
Title: Assistant Registrar